Exhibit 99.1

Chelsea Therapeutics Elects Kevan Clemens, Ph.D., as Chairman of the Board

Charlotte, NC, February 7, 2007 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced today that its Board of Directors elected Kevan Clemens, Ph.D., Chairman of the Board at its meeting on Tuesday, February 6, 2007. Dr. Clemens succeeds Dr. Michael Weiser who has held the post since the company’s inception in 2004 and who will continue to serve as a member of Chelsea’s Board of Directors.

As each of Chelsea’s clinical programs progress into later stages of development and Chelsea prepares for the commercialization of its first product candidate, Dr. Clemens has increased his involvement with the Board and management team. In recognition of Dr. Clemens contributions, Dr. Michael Weiser relinquished his position as Chairman and the board unanimously elected Dr. Clemens to the position.

“In the past several years, Chelsea has steadily built its reputation in the industry and the market—establishing itself as a well-capitalized, publicly traded company with a diverse and balanced therapeutic pipeline,” commented Dr. Michael Weiser. “As the company now approaches its next stage of growth and its first commercial opportunity, we are grateful for the strategic guidance Kevan is able to offer and believe his impressive record of successful drug development and deep industry experience will provide invaluable strategic direction to both the Chelsea Board and management team. I look forward to working with him in my continued role as a director and, on behalf on the entire Board, welcome Kevan to his new position.”

“This is a particularly exciting and critical period during which Chelsea is aggressively planning both the near term market entry as well as long term life-cycle management of Droxidopa,” commented Dr. Kevan Clemens. “The results of these initiatives promise to not only enhance the market potential of this asset but also establish key infrastructures that will facilitate the commercialization of future products. I am pleased to have both the time and opportunity to be apart of this process.”

Dr. Clemens, who has served on the Chelsea’s Board of Directors since 2004, has had a long and distinguished career in the pharmaceutical industry including various development, sales and marketing positions and culminating as Executive Vice President, Business Director of Hoffmann-La Roche Inc. responsible for directing their highly successful Global Oncology business. This included the formation of the strategic business plans and development and marketing of all Oncology products. Dr. Clemens is a Graduate of the Royal Institute of Chemistry and has a Ph.D. from University College, London.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. The Company is currently developing a library of metabolically inert antifolate compounds engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders. Early clinical data suggests that Chelsea’s lead antifolate compound, CH-1504, is a safe and effective treatment alternative to methotrexate for RA and may have further applications for psoriasis, IBD and certain cancers. Chelsea’s antifolate program is complemented by a strategic partnership with Active Biotech AB for the joint development of a portfolio of therapeutics targeting immune-mediated inflammatory disorders and transplantation. In addition to its autoimmune pipeline, Chelsea has received approval for the development of Droxidopa in the US as an Orphan Drug. Droxidopa is an orally active synthetic precursor of norepinephrine, for the treatment of neurogenic orthostatic hypotension. Currently approved and marketed in Japan, Droxidopa has accumulated over 15 years of proven safety and efficacy, historically generating annual revenues of approximately $50 million in Japan.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include reliance on collaborations and licenses, risks and costs of drug development, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate CH-1504, our history of losses and need to raise more money, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, and the need to acquire or develop additional products.

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Chelsea Therapeutics:
Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856